Exhibit 10.1
Execution Version

CONTINGENT PAYMENT RIGHTS PURCHASE AGREEMENT
by and among
DELTA PETROLEUM CORPORATION
AND
TRACINDA CORPORATION
Dated as of March 26, 2009

CONTINGENT PAYMENT RIGHTS PURCHASE AGREEMENT
     This CONTINGENT PAYMENT RIGHTS PURCHASE AGREEMENT, dated as of March 26, 2009 (this “Agreement”), is entered into by and among Delta Petroleum Corporation, a Delaware corporation (the “Company”) and Tracinda Corporation, a Nevada corporation (“Purchaser”).
RECITALS
     WHEREAS, the Company wishes to issue and sell to Purchaser, and Purchaser wishes to purchase, certain contingent payment rights pursuant to the terms and conditions of this Agreement;
     NOW, THEREFORE, for and in consideration of the premises and the consummation of the transactions referred to above, it is mutually covenanted and agreed as follows:
ARTICLE I
DEFINITIONS
     Section 1.1 Definitions. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them as follows:
     “Additional Closing” has the meaning set forth in Section 2.3.
     “Affiliate” of a Person means a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.
     “Agreed Conditions” means: (a) the Company shall have cured all Defaults (as defined in the Credit Agreement); and (b) the repurchase contemplated by Section 5.4 will not constitute such a Default.
     “Amber” means Amber Resources Company of Colorado, a Delaware corporation and a 91.68%-owned Subsidiary of the Company.
     “Annual Report” has the meaning set forth in Section 3.1(e).
     “Board of Directors” means the board of directors of the Company.
     “Business Day” means any day other than a Saturday, Sunday or a day on which banking institutions in Denver, Colorado or Los Angeles, California are authorized or obligated by law or executive order to remain closed.
     “Cash Equivalents” means (a) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (b) certificates of deposit with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any commercial bank organized and in existence under the laws of the United States and having capital and surplus in excess of $500 million, (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) above entered into with any financial institution meeting the qualifications specified in clause (b) above, (d) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services and in each case maturing within 180 days after the date of acquisition, (e) investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation organized and in existence under the laws of the United States or any foreign country recognized by the United States with a rating at the time as of which any investment therein is made of “P-1” (or higher) according to Moody’s Investor Service, Inc. or “A-1” (or higher) according to Standard & Poor’s Ratings Services, and (f) money market mutual funds substantially all of the assets of which are of the type described in the foregoing clauses (a) through (e) above.
     “Claims Expenses” means the sum of all fees, costs and expenses (including attorneys’ fees and expenses, including fees paid in exchange for services provided by outside counsel in connection with prosecuting the Litigation that are contingent on the success of the Litigation) incurred or accrued by the Company in prosecuting, defending and/or settling the Litigation; provided that the Royalties shall not be deemed to be Claims Expenses.
     “Closings” means the Initial Closing and the Additional Closing, each of which may from time to time be referred to as a “Closing.”
     “Common Stock” means the Company’s common stock, par value $0.01 per share.
     “Commission” means the Securities and Exchange Commission of the United States of America.
     “Control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, including the power to dispose of or vote such stock, as trustee or executor, by contract or otherwise.
     “CPR” means a right to receive a payment in cash from the Net Proceeds pursuant to the terms of this Agreement.
     “CPR Payment Amount” for the CPR purchased at the Initial Closing, means up to $16,619,288.69 of the Net Proceeds, and for the CPR purchased at the Additional Closing, if any, means up to $11,265,423.87 of the Net Proceeds, and in the aggregate for both CPRs up to $27,884,712.56 of the Net Proceeds.
     “CPR Payment Date” means the date on which Purchaser receives payment pursuant to Section 2.5(a).
     “CPR Purchase Price” has the meaning set forth in Section 2.
     “Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of November 3, 2008, as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of March 2, 2009, by and among the Company, as borrower, JPMorgan Chase Bank, N.A., as administrative agent and each of the other financial institutions party thereto, as the same may be amended, supplemented or otherwise modified from time to time.
     “Delivery Instructions” means instructions addressed to Bank of Oklahoma, in form and substance reasonably satisfactory to Purchaser, directing the delivery to Purchaser, via wire transfer in immediately available funds, of the CPR Payment Amount promptly, but in no event later than two Business Days after receipt by the Company of the Litigation Proceeds.
     “Encumbrances” means any and all liens, charges, security interests, financing statements, encumbrances, options, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements, defects or imperfections of title or other restrictions on title or transfer of any nature whatsoever, including any conditional sale or other title retention agreement.

     “Exchange Act” means the Securities and Exchange Act of 1934, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.
     “Governmental Entity” means any domestic or foreign court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
     “Initial Closing” has the meaning set forth in Section 2.3(a).
     “Litigation” means the portion of the case entitled Amber Resources Co., et al. v. United States, Civ. Act. No. 2-30, filed in the United States Court of Federal Claims on January 9, 2002, covered by judgments in the amounts of $58,527,277 entered in favor of the Company and $1,496,234.86 entered in favor of Amber, and against the United States of America by the United States Court of Federal Claims on January 12, 2007, and described in the decision of the United States Court of Appeals for the Federal Circuit dated August 25, 2008.
     “Litigation Proceeds” means the gross amount of all judgments, compensation, damages, penalties, interest and other payments in the form of cash or Cash Equivalents, if any, received by the Company relating to claims of the Company and Amber in the Litigation, whether pursuant to court order at trial or upon appeal or pursuant to the terms of any settlement agreement.
     “Material Adverse Effect” means a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries taken a whole, or a material adverse effect on the ability of the Company to perform its obligations under this Agreement; provided however, that none of the following individually or in the aggregate, will be deemed to have a Material Adverse Effect: (x) fluctuations in the market price of the Common Stock; or (y) any change or effect arising out of general economic conditions or conditions generally affecting the petroleum and natural gas industries.
     “Net Proceeds” means the sum of (a) the Litigation Proceeds relating to the claims of Amber in the Litigation and (b) 50% of the difference between the Litigation Proceeds relating to the claims of the Company in the Litigation and the Royalties.
     “Opinion” has the meaning set forth in Section 4.1(c).
     “Parties” means the Company and Purchaser, and “Party” means either, as applicable.
     “Person” means any individual, corporation, partnership, joint venture, limited liability company, business trust, association, joint-stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.
     “Royalties” means the overriding royalties on the Litigation Proceeds, in the approximate amount of 8% of the Litigation Proceeds, referred to in Item 3 of the Annual Report.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, or any successor legislation, and any regulations or rules promulgated thereunder.
     “Subsidiary” when used with respect to any Person means any corporation or other organization, whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization, or any organization of which such Person is a general partner.

     “Surviving Person” has the meaning set forth in Section 7.1.
ARTICLE II
PURCHASE OF CONTINGENT PAYMENT RIGHTS
     Section 2.1 Purchase of CPRs. Subject to the terms and conditions of this Agreement, at the Closings, Purchaser shall be obligated to purchase, and the Company shall be obligated to sell to Purchaser, the CPRs, as set forth in this Article II, free and clear of all Encumbrances, except for any restrictions on transfer arising under the Securities Act or any applicable state securities laws.
     Section 2.2 Purchase Price. The Purchaser agrees to pay to the Company Fourteen Million Nine Hundred Thousand dollars ($14,900,000) at the Initial Closing as the purchase price for the CPR purchased and sold at such Closing, and Ten Million One Hundred Thousand dollars ($10,100,000) at the Additional Closing as the purchase price for the CPR purchased and sold at such Closing, for an aggregate purchase price of Twenty Five Million dollars ($25,000,000) (the “CPR Purchase Price”). The Parties agree that the portion of the CPR Purchase Price allocable to the Litigation Proceeds relating to the claims of Amber in the Litigation is $100,000.
     Section 2.3 Closings; Closing Deliveries.
     (a) Closings. The Closings of the purchase and sale of the CPRs pursuant to this Agreement shall occur at the offices of Davis Graham & Stubbs LLP located at 1550 Seventeenth Street, Suite 500, Denver, CO 80202 at 10:00 a.m., Mountain Time, or at such other time or location as agreed in writing by the Parties. The initial Closing of the first CPR shall occur concurrently with the execution and delivery of this Agreement (the “Initial Closing”), and a second Closing of the second CPR shall occur on the first Business Day following the date on which the Company and Purchaser receive the Opinion described in Section 4.1(c) (the “Additional Closing”). In the event the Company and Purchaser do not receive the Opinion on or prior to April 15, 2009, then the Parties’ obligations under this Agreement with respect to the second CPR shall terminate, and neither Party shall have any obligation to the other relating to the second CPR; provided that the failure to receive the Opinion did not arise from a breach of this Agreement by such Party.
     (b) Closing Deliveries by the Company. At each Closing, the Company shall deliver: (i) one or more certificates representing the CPR being purchased at such Closing in substantially the form attached hereto as Exhibit A (each, a “CPR Certificate”), each such certificate to be duly and validly issued in favor of Purchaser (or an Affiliate thereof designated by Purchaser) and otherwise sufficient to vest in Purchaser (or an Affiliate thereof designated by Purchaser) good title to such CPR; (ii) an original execution copy of the Delivery Instructions dated the date of such Closing; and (iii) an opinion of Davis Graham & Stubbs LLP in form and substance reasonably satisfactory to Purchaser.
     (c) Closing Deliveries by Purchaser. At each Closing, Purchaser shall deliver: (i) the CPR Purchase Price by wire transfer of immediately available funds to an account designated by the Company at least two Business Days prior to such Closing; and (ii) an opinion of Glaser, Weil, Fink, Jacobs & Shapiro, LLP in form and substance reasonably satisfactory to the Company.

     Section 2.4 Assignment; Voting; Interest in the Company.
     (a) No Assignment. The CPRs shall not be assignable or otherwise transferable by Purchaser, except by operation of law; provided that Purchaser may assign and/or pledge the CPRs as security to third party financing sources.
     (b) No Voting Rights. The CPRs shall not have any voting or dividend rights and shall not bear a stated rate of interest.
     (c) No Ownership Interest. The CPRs shall not represent any equity or ownership interest in the Company.
     Section 2.5 Payment of the CPR Payment Amount. Within one day after each receipt by the Company of any Litigation Proceeds, the Company shall notify Purchaser in writing of the amount of the Litigation Proceeds received by the Company (the “Notice”). The Company will cause the CPR Payment Amount relating to the Litigation Proceeds described in the Notice to be paid to Purchaser or Purchaser’s transferee out of the Net Proceeds promptly, but in no event later than two Business Days, after tender by Purchaser or Purchaser’s transferee of the applicable CPR Certificate. In the event that the Company receives Litigation Proceeds on more than one date, then the CPR Payment Amount with respect to any such Litigation Proceeds shall be paid with respect to each such receipt of Litigation Proceeds. The calculation of the CPR Payment Amount following the calculation of the initial CPR Payment Amount shall be made on a cumulative basis to reflect the receipt of all Litigation Proceeds received to date and the prior payment of any CPR Payment Amounts. Upon partial payment of the CPR Payment Amount represented by a CPR Certificate, the Company shall promptly issue a new CPR Certificate representing the remaining CPR Payment Amount owing hereunder.
ARTICLE III
COMPANY REPRESENTATIONS AND WARRANTIES
     Section 3.1 Company Representations and Warranties. The Company hereby represents and warrants to Purchaser as follows:
     (a) Organization. The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted. The Company is qualified to transact business and is in good standing in each jurisdiction in which the properties owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to be so qualified and in good standing would not reasonably be expected to have a Material Adverse Effect.
     (b) Authorization; Validity of Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby have been duly approved and authorized by (i) a majority of the Board of Directors and (ii) a majority of the members of the Board of Directors other than Messrs. Parker, Murren and Taylor, which approvals and authorizations included a determination that the fair market value of the CPRs is no greater than the CPR Purchase Amount. No other corporate action, including the vote or consent of the Company’s stockholders on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the consummation of the transactions contemplated hereby.

     (c) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Purchaser, is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms: except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.
     (d) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the sale of the CPRs in accordance herewith or compliance by the Company with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of the Company, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity or any other Person, (3) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation (collectively, “Agreements”) to which the Company is a party or to which its assets are subject, including any Agreement entered into in connection with the Litigation or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, including any order, writ, injunction or decree issued in the Litigation.
     (e) Litigation. The description of the Litigation set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (the “Annual Report”) is true, correct and complete in all material respects. The Company has provided Purchaser with true, correct and complete copies of (i) the final order of the United States Court of Federal Claims dated January 12, 2007, (ii) the Federal Circuit Opinion, and (iii) two orders of the United States Court of Appeal for the Federal Circuit granting unopposed motions for the stay of mandate extending the time available to appeal the Federal Circuit Opinion.
     (f) Title. Upon the Closings, Purchaser will own and have good and marketable title to the CPRs to which each such Closing relates, free and clear of any Encumbrance. None of the Company’s rights in the Litigation Proceeds payable to Purchaser pursuant to the terms and conditions of this Agreement are subject to any Encumbrance, except as disclosed in the Annual Report. Upon the CPR Payment Date, Purchaser will own and have good and marketable title to the CPR Payment Amount.
     Section 3.2 Purchaser Representations and Warranties. Purchaser hereby represents and warrants to the Company as follows:
     (a) Organization; Authorization; Validity of Agreement. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Purchaser, and no other corporate action, including the vote or consent of Purchaser’s shareholder, on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.
     (b) Execution; Validity of Agreement. This Agreement has been duly executed and delivered by Purchaser, and assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by the effects of bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and other laws relating to or affecting creditors’ rights, and the general principles of equity.
     (c) Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, none of the execution, delivery or performance of this Agreement by Purchaser, the consummation by Purchaser of the purchase of the CPRs in accordance herewith or compliance by Purchaser with any of the provisions hereof will (1) conflict with or result in any breach of any provision of the articles of incorporation or bylaws of Purchaser, (2) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (3) result in a material violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or to which its assets are subject, or (4) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Purchaser.
     (d) Acquisition of CPRs for Investment; Ability to Evaluate and Bear Risk.
          (i) Purchaser is acquiring the CPRs for investment and not with a view toward, or for sale in connection with, any distribution thereof in violation of any applicable securities law, nor with any present intention of distributing or selling the CPRs. Notwithstanding the foregoing, Purchaser shall be permitted to assign and/or pledge all or any portion of the CPRs to any third party financing sources.
          (ii) Purchaser is an “accredited investor” as defined in Regulation D under the Securities Act and able to bear the economic risk of holding the CPRs for an indefinite period, and has knowledge and experience in financial and business matters such that it is capable of evaluating the risks of the investment in the CPRs.
ARTICLE IV
CONDITIONS TO CLOSINGS
     Section 4.1 Conditions to Each Party’s Obligation to Close. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to each Closing, of each of the following conditions:
     (a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the transactions contemplated by this Agreement; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding or prohibiting consummation of the transactions contemplated by this Agreement
     (b) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.
     (c) Opinion. In connection with the Additional Closing, the Parties shall have received an opinion of an independent investment banking firm, reasonably acceptable to each Party, that the transactions contemplated by this Agreement are not materially less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a non-affiliate (the “Opinion”).

     Section 4.2 Conditions to Purchaser’s Obligation to Close. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver, at or prior to each Closing, of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date.
     (b) Covenants. The Company shall have complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement.
     (c) Closing Deliveries. Purchaser shall have received each of the Closing deliveries specified in Section 2.3(b).
     Section 4.3 Conditions to the Company’s Obligation to Close. The obligation of the Company to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver at or prior to each Closing of each of the following conditions:
     (a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date.
     (b) Covenants. Purchaser shall have complied in all material respects with all of its covenants, agreements and obligations contained in this Agreement.
     (c) Closing Deliveries. The Company shall have received each of the Closing deliveries specified in Section 2.3(c).
ARTICLE V
COVENANTS
     Section 5.1 Further Assurances. Each of the Parties will cooperate and consult with the other and use reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Governmental Entities, and the expiration or termination of any applicable waiting periods, necessary or advisable to consummate the transactions contemplated by this Agreement, to effectuate recovery of the Litigation Proceeds and to perform the covenants contemplated by this Agreement.
     Section 5.2 Certain Duties and Responsibilities Regarding the Litigation.
     (a) Supervision of the Litigation. As between the Parties, the Company shall have the sole power and duty to direct and supervise all matters involving the Litigation (including trial and appeal strategy and planning and settlement strategy); provided, however, that the Company will not, without the prior written approval of Purchaser, enter into any settlement agreement with respect to the claims of the Company in the Litigation pursuant to which the amount of the Litigation Proceeds is less than $59,899,025.
     (b) Information About the Status of the Litigation. The Company shall confer with Purchaser in person or by telephone within one Business Day following any material developments in the Litigation to keep Purchaser informed about such developments. However, no information shall be provided by the Company to Purchaser if doing so would violate the terms of any protective or confidentiality order entered in the Litigation or the joint plaintiffs and common interest agreement entered in the Litigation.
     (c) Confidentiality. Purchaser shall enter into a confidentiality agreement in a form reasonably acceptable to the Company (the “Confidentiality Agreement”) pursuant to which Purchaser agrees to hold any business or confidential information exchanged or discovered with respect to another party or the Litigation and not to disclose the same to any third party or to use such information for any purpose other than as permitted therein; provided that no information shall be provided by the Company to the Purchaser if doing so would violate the terms of any protective or confidentiality order entered in the Litigation or the joint plaintiffs and common interest agreement entered in the Litigation.
     (d) Copies of Litigation Documents. Until the Litigation has been settled or is final and not subject to further judicial review (by appeal or otherwise), the Company and Purchaser shall cooperate in good faith in order to ensure that, except as otherwise required by applicable law or court order, Purchaser is provided with copies by the Company of any and all records and documents that are in the possession, custody or control of the Company as are reasonably necessary or desirable in order to inform Purchaser as to the status of the Litigation, other than records and documents subject to the attorney-client or work product privileges or the joint plaintiffs and common interest agreement entered in the Litigation.
     (e) Delivery of Litigation Documents. In the event the Company receives any notices, documents or information in respect of the Litigation, the Company shall deliver the same to Purchaser, within three Business Days of the Company’s receipt thereof.
     (f) Responsibility for Claims Expenses. The Company shall be solely responsible for payment of the Claims Expenses, and the Claims Expenses shall not diminish or be deducted from the CPR Payment Amount.
     Section 5.3 Disclaimer of Security Interest. Tracinda hereby expressly disclaims any security interest or lien in the CPRs or the underlying Litigation Proceeds.
     Section 5.4 Repurchase. At any time after the satisfaction of the Agreed Conditions, and prior to the receipt of Litigation Proceeds by the Company, Purchaser may request the Company to repurchase either or both of the CPRs. Upon receipt of such a request from Purchaser, the Company agrees to negotiate in good faith with Purchaser in an effort to determine mutually satisfactory, commercially reasonable terms for any such repurchase; provided that the Parties acknowledge that if they are unable to agree to such terms, the Company will not repurchase the CPRs.
ARTICLE VI
AMENDMENTS
     Section 6.1 Amendments and Waivers. This Agreement may not be amended or supplemented, unless set forth in a writing signed by each party hereto. Except as otherwise permitted in this Agreement, the terms or conditions of this Agreement may not be waived unless set forth in a writing signed by the party entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof. The rights and remedies of the parties hereto are cumulative and not alternative. Except as otherwise provided in this Agreement, neither the failure nor any delay by any party hereto in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
     Section 6.2 Effect of Amendments. Upon the execution of any amendment under this Article VI, this Agreement shall be modified in accordance therewith, and such amendment shall form a part of this Agreement for all purposes and every party hereto shall be bound thereby.
ARTICLE VII
CONSOLIDATION, MERGER, SALE OR CONVEYANCE
JOINT AND SEVERAL RESPONSIBILITY
     Section 7.1 The Company May Consolidate, Etc. The Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, except that the Company may consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, if the Person formed by such consolidation or into which the Company is merged or the Person that acquires by conveyance or transfer, or that leases, the properties and assets of the Company substantially as an entirety (the “Surviving Person”) shall expressly assume payment of amounts as required under this Agreement and the performance of every duty and covenant of this Agreement on the part of the Company to be performed or observed. For purposes of this Section 7.1, “convey, transfer or lease its properties and assets substantially as an entirety” shall mean properties and assets contributing in the aggregate at least 50% of the value of the Company’s assets as reported in the Company’s last available periodic financial report (quarterly or annual, as the case may be).
     Section 7.2 Successor Substituted. Upon any consolidation or merger of the Company with or into any other Person, or any conveyance, transfer or lease of the properties and assets substantially as an entirety to any Person in accordance with Section 7.1, the Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Agreement with the same effect as if the Surviving Person had been named as the Company herein, and thereafter, except in the case of a lease, the predecessor Person shall be relieved of all obligations and covenants under this Agreement.
ARTICLE VIII
MISCELLANEOUS PROVISIONS
     Section 8.1 Notices. Unless otherwise provided herein, any notice, request, waiver, instruction, consent or document or other communication required or permitted to be given by this Agreement shall be effective only if it is in writing and (i) delivered by hand or sent by certified mail, return receipt requested, (ii) if sent by a nationally-recognized overnight delivery service with delivery confirmed, or (iii) if faxed (or other similar electronic means), with receipt confirmed as follows:

If to the Company:	Delta Petroleum Corporation
370 17th Street, Suite 4300
Denver, Colorado 80202
Attn: Roger A. Parker
Fax: (303) 293-0066

with a copy to:	Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn: Ronald R. Levine, II
Fax: (303) 893-1379

If to Purchaser:	Tracinda Corporation
150 South Rodeo Drive
Suite 250
Beverly Hills, California 90212
Attn: Richard E. Sobelle
Fax: (310) 271-3416

with a copy to:	Glaser, Weil, Fink, Jacobs & Shapiro LLP
10250 Constellation Boulevard
19th Floor
Los Angeles, California 90067
Attn: Janet S. McCloud
Fax: (310) 556-2920
     The parties shall promptly notify each other of any change in their respective addresses or facsimile numbers or of the individual or entity or office to receive notices, requests or other communications under this Section 8.1. Notice shall be deemed to have been given as of the date when so personally delivered, when physically delivered by the U.S. Postal Service at the proper address, the next day when delivered during business hours to an overnight delivery service properly addressed or when receipt of a facsimile is confirmed, as the case may be, unless the sending party has actual knowledge that such notice was not received by the intended recipient
     Section 8.2 Effect of Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.
     Section 8.3 Successors and Assigns. All covenants and agreements in this Agreement by the Company shall bind its successors and assigns, whether so expressed or not.
     Section 8.4 Benefits of Agreement. Nothing in this Agreement, express or implied, shall give to any Person (other than the Parties hereto and their permitted successors and assigns hereunder) any benefit or any legal or equitable right, remedy or claim under this Agreement or under any covenant or provision herein contained, all such covenants and provisions being for the sole benefit of the Parties hereto and their permitted successors and assigns hereunder.
     Section 8.5 Governing Law. This Agreement and the Confidentiality Agreement shall be governed by the laws of the State of Delaware, without regard to conflict of laws principles.
     Section 8.6 Choice of Venue. The parties agree that any actions or other proceedings arising out of or relating to this Agreement shall be brought by the parties and held and determined only in a Delaware state court or a federal court sitting in that state which shall be the exclusive venue of any such action or proceeding. Each party waives any objection which such party may now or hereafter have to the laying of venue of any such action or proceeding, and irrevocably consents and submits to the jurisdiction of such court (and the appropriate appellate courts) in any such action or proceeding. Any and all service of process and any other notice in any such action or proceeding shall be effective against such party when transmitted in accordance with Section 8.1. Nothing contained herein shall be deemed to affect the right of any Party to serve process in any manner permitted by applicable laws.
     Section 8.7 Acknowledgment of Non-Party Status. The parties hereto acknowledge that Kirk Kerkorian is not a party to this Agreement or any of the other documents delivered at the Closing. Accordingly, the parties hereto hereby agree that in the event (i) there is any alleged breach or default by any party under this Agreement, or (ii) any party hereto has any claim arising from or relating to the transactions contemplated by this Agreement, no party hereto, nor any party claiming through it (to the extent permitted by applicable law) shall commence any proceedings or otherwise seek to impose any liability whatsoever against Mr. Kerkorian by reason of such alleged breach, default or claim.
     Section 8.8 Legal Holidays. In the event that the CPR Payment Date shall not be a Business Day, then (notwithstanding any provision of this Agreement to the contrary) any payment required to be made in respect of a CPR on such date need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the applicable CPR Payment Date.
     Section 8.9 Severability Clause. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable provision had never been contained herein. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the court or other tribunal making such determination is authorized and instructed to modify this Agreement so as to effect the original intent of the parties as closely as possible so that the transactions and agreements contemplated herein are consummated as originally contemplated to the fullest extent possible.
     Section 8.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed to constitute but one and the same instrument.
     Section 8.11 Entire Agreement. This Agreement represents the entire understanding of the parties hereto with reference to the transactions and matters contemplated hereby and thereby and this Agreement supersedes any and all prior oral or written agreements regarding the transactions and matters contemplated hereby and thereby.
     Section 8.12 Specific Performance. Purchaser and the Company each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity. Each party hereto expressly waives any requirement that any other party hereto obtain any bond or provide any indemnity in connection with any action seeking injunctive relief or specific enforcement of the provisions of the Agreement.
     Section 8.13 Time of the Essence. Time is of the essence in the performance of this Agreement.
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     IN WITNESS WHEREOF, the parties have executed this Contingent Payment Rights Purchase Agreement of the date first written above.

DELTA PETROLEUM CORPORATION
By:	/s/ Roger A. Parker
	Name:	Roger A. Parker
	Title:	Chairman/CEO

TRACINDA CORPORATION
By:	/s/ Anthony Mandekic
	Name:	Anthony Mandekic
	Title:	Secretary/Treasurer

Exhibit A
Form of CPR Certificate
CONTINGENT PAYMENT RIGHTS CERTIFICATE
CPR No.
[$                    ]
     This Contingent Payment Rights Certificate (this “Certificate”) is issued by Delta Petroleum Corporation, a Delaware corporation (the “Company”), to Tracinda Corporation, a Nevada corporation (the “Purchaser”), pursuant to Section 2.3(b) of that certain Contingent Payment Rights Purchase Agreement by and between the Company and Tracinda dated March 26, 2009 (the “Purchase Agreement”). Capitalized terms not otherwise defined herein shall have the meaning set forth in the Purchase Agreement.
     This Certificate evidences a right to receive a payment from the Net Proceeds pursuant to the terms of the Purchase Agreement in an amount not to exceed [$                    ].
     This Certificate is transferable only by the holder (“Holder”) in person or by its duly authorized representative. The Holder by receipt and acceptance of this Certificate, manifests its consent that the Company may treat the holder of this Certificate as the true owner hereof for all purposes. Transfer of a CPR can only be made in compliance with the Purchase Agreement, including, without limitation, the transfer restrictions therein, and upon delivery of the Certificate(s) evidencing such CPR.
     This Certificate shall be governed by and construed in accordance with the laws of the State of Delaware.
     IN WITNESS WHEREOF, the Company has executed this Contingent Payment Rights Certificate as of this       day of                     , 2009.

DELTA PETROLEUM CORPORATION
By:
Name:
Title: